Exhibit I
JOINT FILING AGREEMENT
     The undersigned agree, in accordance with the Securities and Exchange Act of 1934, as amended, to jointly file with the Securities and Exchange Commission this Schedule 13D on behalf of the undersigned, and any subsequent amendments thereto.
Dated: December 17, 2007

FBOP Corporation
By:	/s/ Michael F. Dunning
Michael F. Dunning Executive Vice President -- Chief Financial Officer

Cottonwood Holdings, Inc.
By:	/s/ William M. Ramette
William M. Ramette President

/s/ Michael E. Kelly